Exhibit 10.1

September 9, 2021

Abdelhakim Boubazine
c/o Altice USA, Inc.
Court Square West
Long Island City, NY 11101

Dear Hakim:

This letter (this “Agreement”) confirms the changes to your relationship with Altice USA, Inc., a Delaware corporation (the “Company”) and its subsidiaries and affiliates (together with the Company, the “Company Group”) and the terms of your separation from employment with the Company. You and the Company agree that this Agreement represents the full and complete understanding concerning your continuing relationship with, and separation of employment from, the Company.
1.Transition Period and Separation.
(a)As of the date hereof, you and the Company agree that you will cease to be employed as the Company’s President, Telecom and Chief Operating Officer and immediately become employed as Senior Advisor to the Company’s Chief Executive Officer (the “ CEO”) through December 31, 2021 (the “Separation Date”). Accordingly, as of the date hereof, you will no longer serve as an executive officer or Section 16 reporting person of the Company. During the period beginning on the date hereof and ending on the Separation Date, or such earlier date as your employment with the Company terminates (the “Transition Period”), you shall cooperate with the Company to transition the duties from your prior position to the appropriate Company parties and, in your capacity as Senior Advisor to the CEO, you shall advise on, and continue to provide operational and technical advice to the Company and perform such other duties in all cases consistent with your experience as the Company may from time to time reasonably request.
(b)During the Transition Period, the Company will continue to pay your base salary at the rate in effect as of the date hereof, and you will continue to participate in the Company’s benefit plans, subject to the terms thereof, in a manner consistent with your employment preceding this Agreement. In addition, you will receive a bonus for the fiscal year2021 in an amount as described more fully in the Separation Agreement attached hereto.

(c)You hereby provide notice of your resignation effective as of the date of this Agreement, from your role as President, Telecom and Chief Operating Officer of the Company, as well as any and all titles, positions and appointments you hold with the Company or any member of the Company Group, whether as an officer, director, trustee, committee member, agent or otherwise, other than your employment as Senior Advisor to the CEO, which employment shall terminate on the Separation Date. Effective as of the date of this Agreement, without the prior approval of the CEO, you shall have no authority to act on behalf of any member of the Company Group and shall not hold yourself out as having such authority to enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. You agree to promptly execute such documents as reasonably necessary to effect such resignations.
2.Equity.
You and the Company acknowledge and agree that you were granted on December 19, 2018 428,654 options to purchase Class A common stock of the Company pursuant to the Altice USA 2017 Long Term Incentive Plan and award agreement and were granted on January 29, 2020 2,000,000 options to purchase Class A common stock of the Company pursuant to the Altice USA Amended and Restated 2017 Long Term Incentive Plan (“Plan”) and award agreement, (collectively, the “Options”) and the “Option Award Agreement”) and 173,120 performance- based restricted stock units with a Performance Target Share Price of $50, and 421,867 with a Performance Target Share Price of $60 (the “PSUs”) pursuant to the Plan and associated award agreements (collectively, the “PSU Award Agreement”). The parties hereto acknowledge and agree that the Options and PSUs shall remain outstanding and shall be subject to the terms and conditions of the Plans, the Option Award Agreement and the PSU Award Agreement. For the avoidance of doubt, you shall not be entitled to any additional grants of options to purchase Class A common stock of the Company or PSUs.
3.Separation Benefits.
Upon the Separation Date or, if earlier, the date your employment is terminated by the Company without cause or you voluntarily terminate your employment pursuant to an Approved Early Resignation (defined below), you will be entitled to the Separation Payment and benefits described in the Separation Agreement, attached as Exhibit A; provided, that (i) you execute and do not revoke the Separation Agreement prior to the applicable revocation period stated therein, and (ii) you continue to comply with any confidentiality, non-disparagement and any other restrictive covenants applicable to you. “Approved Early Resignation” means any resignation prior to December 31, 2021 that has been agreed to, in writing, by the CEO. If, prior to the Separation Date, the Company terminates your employment for Cause (defined as a termination based on (i)

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commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony), or you voluntarily resign for any reason other than pursuant to an Approved Early Resignation, you will be entitled to receive only the base salary and earned or accrued, but unpaid, benefits up to the final date of your employment.
4.Non-Disparagement.
You represent, warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to the good will of, or the business or personal reputations of, any of the Releasees. This provision applies not only to verbal communications but also to all written communications including but not limited to communications through social media/social networking sites such as Facebook, Twitter and the like. Altice represents, warrants and agrees, to instruct, in writing, Mr. Patrick Drahi, Mr. Dexter Goei, Mr. Michael Grau, Ms. Colleen Schmidt, Mr. Nick Brown, and Ms. Lisa Anselmo not to engage in any publicly disparaging conduct including, but not limited to, making directly or indirectly disparaging or negative statements that are intended to or are reasonably likely to do damage to the good will of, or your business or personal reputation.
5.Confidentiality, Non-Compete, and Non-Solicitation.
You represent, warrant and agree to remain bound by the Company’s Confidential Information Policy, and all Confidentiality, Non-Compete and Non-Solicitation provisions included in your Altice USA 2017 Long Term Incentive Plan Form of Nonqualified Stock Option Award Agreement, according to its terms, or until such time as you execute the Separation Agreement, attached as Exhibit A.
6.Release.
In consideration for receiving the benefit of a Transition Period, salary continuation at your current base rate of pay for the Transition Period, and for the Separation benefits described in the attached, you agree that:

(a)You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge Altice USA, Inc. together with its direct and indirect parent companies, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and any of its or their predecessors, successors and assigns (collectively, the “Company”), and any of its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the

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Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, termination of employment, whistleblowing, or otherwise regulating employment, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
(b)The Release section of this Agreement excludes: claims arising after you sign this Agreement; claims for breach of this Agreement; claims to any vested benefits to which you are entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the Release section above nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.
(c)You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the release of claims in subsection 3(a) above, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.
(d)You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment, which you may have experienced.

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7.Choice of Law; Forum; Waiver of Jury Trial; Contract Interpretation.
(a)This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
(b)The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and each of the parties hereby waives, and agrees not to assert as a defense, that he or it is not subject thereto or that the venue thereof may not be appropriate. Each of the parties hereby agrees that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)Each of the parties hereby waives any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d)Any court hearing any dispute between the parties shall have the authority to award attorneys’ fees and costs to the prevailing party.
(e)Each of the parties hereby agrees that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
8.Public Statements.
The Company agrees to provide you with the opportunity to review its public written disclosures (internal and external) about your resignation and transition services, prior to the requisite filing date, or public release.
9.Miscellaneous.
(a)The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.
(b)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.

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(c)In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion.

/s/ Colleen R. Schmidt
Colleen R. Schmidt
EVP, Human Resources

Date: September 9, 2021

Accepted and Agreed to:

/s/ Abdelhakim Boubazine
Abdelhakim Boubazine

9/9/2021
Date

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EXHIBIT A (Separation Agreement)

(Remainder of Page Intentionally Left Blank)

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December 31, 2021

Dear Hakim:

As you know, your employment relationship with Altice USA, Inc. (the “Company” as defined more fully in Section 3(a) below) ceased as of December 31, 2021 (the “Separation Date”). We are prepared to provide you with certain Separation Benefits (as defined in Section 2 below) as set forth in this Agreement (the “Agreement”) in exchange for your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement. To receive the Separation Benefits set forth in Section 2 below, you must execute the Agreement by Adobe Sign™ electronic signature, no later than January 21, 2022. Upon executing the agreement by Adobe Sign™, a signed copy of the Agreement will automatically be transmitted to the Company. You also will receive the signed copy. This Agreement shall become automatically null and void after January 21, 2022 unless it is executed by you no later than January 21, 2022.
You acknowledge and agree that the Separation Benefits provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration to which you would not otherwise be entitled. Now, therefore, you and the Company agree as follows:
1.Separation of Employment/Effect on Benefits
(a)Separation of Employment. Your employment terminated as of the close of business on the Separation Date. As of that date, you ceased to accrue credit toward 401(k) vesting or any other benefits.
(b)Return of Company Property. You acknowledge and agree that you have returned to the Company all of the Company Property (as defined below), including, without limitation, Confidential and Proprietary Information (as defined in Section 4(b) below), keys, Company identification cards, access, press and other passes, and all documents, files, equipment, computers, laptops, printers, mobile phones, monitors, telephones, pagers, tablets, VPN fobs, cameras, wireless cards, backpacks, fax machines, credit cards, computer software, peripherals & accessories, storage devices including flash drives and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”). Notwithstanding the foregoing, in certain circumstances and solely in the

Company’s discretion, you may be eligible to retain your Company cellular phone or smart phone and/or tablet, which will be remotely wiped of all Confidential and Proprietary Information. You acknowledge and agree that other than for Company business prior to the Separation Date: (i) you have not utilized the Company Property or made or retained any copies, duplicates, reproductions or excerpts of the Company Property; and (ii) you have not accessed, utilized or affected in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein.
(c)Life, Disability and AD&D Insurance. Your Company-sponsored life, short- and long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage, if any, will cease as of the Separation Date. There is a thirty-one (31) day grace period after the Separation Date during which you may continue your Company-sponsored life insurance coverage, if applicable. You may continue to receive such coverage by contacting Securian Life Insurance Company at 1-866-365-2374 within the 31-day period.
(d)Retirement Plans. Any vested benefits that you may have accrued under the Company-sponsored 401(k) Savings Plan or any other Company-sponsored benefit plan (the “Plans”) will be payable after the Separation Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the separation of your employment on the Separation Date, pursuant to the terms and conditions of the Plans, you will forfeit all benefits that were not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the HR Service Center, which can be reached at 1-866-356-3315.
2.Separation Benefits
Subject to the terms and conditions contained in this Agreement, if you: (i) execute and deliver this Agreement via Adobe Sign™ by the date set forth above, and (ii) comply with all of the terms, conditions and obligations applicable to you under this Agreement, and (iii) do not revoke this Agreement during the Revocation Period, as defined in Section 9(a) below:
(a)Separation Payment. The Company will pay you $500,000.00, subject to reduction for applicable withholding taxes and deductions (the “Separation Payment”). The Separation Payment will be paid to you in biweekly installments for the twelve (12) month period following the “Effective Date” of this Agreement (as defined in Section 9(b) below), until it is paid in full in accordance with the Company’s prevailing payroll practices.
(b)Altice USA Bonus. Since your Separation Date is before payments are made pursuant to the Company’s Altice USA Bonus Plan (the “Altice USA Bonus”) approved by the

Company’s Board of Directors for calendar year 2021, and payments are made to active participating employees, you will be eligible to receive an Altice USA Bonus with respect to calendar year 2021 despite your no longer being employed by the Company on the date on which any such bonus would typically be paid. This Alice USA Bonus will be calculated based upon your actual base salary paid to you in 2021. This amount, subject to reduction for applicable withholding taxes and deductions, will be payable to you if and when such bonuses are generally paid to similarly situated active employees and will be based on your 2021 annual target bonus percentage of 200%, as well as business performance as determined by the Company in its sole discretion, but without adjustment for your individual performance. To the extent the Compensation Committee of the Board of Directors decides to provide a discretionary positive adjustment to the business performance factor used to determine the 2021 Altice USA Bonus for similarly situated executives (direct reports to the CEO who participate in the Corporate Plan), the same discretionary positive adjustment to the business performance factor will be utilized in determining your 2021 bonus.
(c)Equity. Your vested options under the Altice USA 2017 Long Term Incentive Plan are exercisable through April 30, 2022, which is the date 120 days from your Separation Date. The vested options will be cancelled if they are not exercised prior to April 30, 2022.
(d)Health Coverage. Your Company-sponsored medical, dental and vision coverage, if any, will continue through the last day of the month in which the Separation Date occurs. Thereafter, you, and your eligible dependents, if any, may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis, including a 2% COBRA administration premium. If you elect COBRA coverage, the Company will subsidize your COBRA payments for a period of three (3) months from the first day of the month following the month in which the Separation Date occurs so that you will continue to receive such benefits at the active employee rate. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.
(e)Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits paid, or due to you, hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement.
(f)No Other Separation Benefits, Payment, Consideration or Severance Benefits. For purposes of this Agreement, the consideration set forth in this Section 2 shall be referred to as the “Separation Benefits.” The Separation Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You hereby confirm that all monies or remuneration of any kind or nature due to you previously have been paid. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below).

3.Release

(a)You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge Altice USA, Inc. together with its direct and indirect parent companies, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and any of its or their predecessors, successors and assigns (collectively, the “Company”), and any of its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, termination of employment, whistleblowing, or otherwise regulating employment, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
(b)The Release section of this Agreement excludes: claims arising after you sign this Agreement; claims for breach of this Agreement; claims to any vested benefits to which you are entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws, and any claims that cannot be waived as a matter of law. Neither the Release section above nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a

state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation, or other administrative proceeding.
(c)You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the release of claims in subsection 3(a) above, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.
(d)You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment, which you may have experienced.
4.Confidentiality

(a)Agreement. Except as set forth in Section 6, you hereby agree to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process.
(b)Confidential and Proprietary Information. You hereby represent, warrant and agree that: (i) during the course of your employment, you were provided and/or have had access to Confidential and Proprietary Information (as defined below), (ii) you have not removed, nor shall you at any time (including after the Separation Date) remove from any Company facility any Confidential and Proprietary Information and/or documents, materials, or copies thereof containing any Confidential and Proprietary Information (including, without limitation, electronic data in any form), and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information. You further understand and agree that all Confidential and Proprietary Information has been divulged or made available to you in confidence and that it would be damaging to the Company if any such Confidential and Proprietary Information were disclosed to any competitor of the Company or any third party or person. Further, you agree not to discuss any information that you have obtained through your employment about the Company or any of its present or former officers, directors, executives, employees, representatives, or shareholders, or any aspects of your tenure as an employee or the termination of such employment (whether or not such information constitutes Confidential and Proprietary Information) with any reporter, author, producer or similar person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles, or writings of any kind, film, videotape, audiotape, Internet websites or any other medium. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Releasees’ standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including but not limited to planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees’ (to the extent applicable) employees, agents, compensation (including, but not limited to, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Releasees, and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior, during or subsequent to your employment by the Company.
5.Physical and Intellectual Property

You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you.
6.Exception for Disclosure Pursuant to Law

Nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if required to do so by court order or legal or administrative process, provided however, that you give the Company written notice of such court order or legal or administrative process within three (3) business days of your receipt of the court order or legal or administrative process notification, or earlier if the return date is less than three (3) business days from your receipt of the court order or legal or administrative process notification, sent by facsimile and overnight mail to the General Counsel,

Altice USA, Inc., 1 Court Square, Long Island City, NY 11120, facsimile number (929-418-4699). In the event you receive a subpoena or other judicial process or request of a governmental authority to provide information subject to the attorney-client and/or work product privileges, you shall immediately inform the General Counsel at the facsimile number above and shall take all reasonable steps necessary to maintain the privileged nature of such information. In addition, nothing in this Agreement shall prohibit or restrict you from: (i) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, or any self-regulatory organization, or the Company’s legal, compliance or human resources officers; or (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. If you make a report or disclosure pursuant to the foregoing subsection (ii), you are not required to obtain prior authorization from the Company to make such report or disclosure and you are not required to notify the Company that you have done so. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
7.Further Cooperation

You agree to cooperate fully with and assist the Company in connection with any matter with which you were involved prior to the Separation Date, and/or in any litigations, investigations, regulatory matters, arbitrations, negotiations (including, without limitation, collective bargaining negotiations), disputes, claims, charges filed with any federal, state, or local governmental agency, or administrative proceedings or appeals (including any preparation therefor) that (i) relate to your employment with the Company, services performed or required by you, or any act or omission by you; (ii) as to which you may have pertinent information; and/or (iii) where the Company believes that your personal knowledge, attendance and participation could be necessary. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition, testimony or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s request. You further agree to make yourself fully available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions.

You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this Paragraph.
8.Right to Counsel/Voluntary Waiver

The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.
9.Revocation

(a)Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you sign it (the “Revocation Period”). This Agreement will not be binding or enforceable until that seven- (7) day Revocation Period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Colleen Schmidt, 1 Court Square, Long Island City, NY 11120 no later than the seventh (7th) day after you signed this Agreement. A letter of revocation that is not post-marked by the seventh (7th) day after you have signed the Agreement will be invalid and will not revoke this Agreement.
(b)Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 9, the eighth (8th) day after the date on which you sign the Agreement shall be the “Effective Date” of the Agreement.
10.Post-Employment Restrictions

(a)Non-Disparagement. You represent, warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to the good will of, or the business or personal reputations of, any of the Releasees. This provision applies not only to verbal communications but also to all written communications including but not limited to communications through social media/social networking sites such as Facebook, Twitter and the like. Altice represents, warrants and agrees, to instruct, in writing, Mr. Patrick Drahi, Mr. Dexter Goei, Mr. Michael Grau, Ms. Colleen Schmidt, Mr. Nick Brown, and Ms. Lisa Anselmo not to engage in any publicly disparaging conduct including, but not limited to, making directly or indirectly disparaging or negative statements that are intended to or are reasonably likely to do damage to the good will of, or your business or personal reputation.
(b)Confidential Information. You acknowledge and agree that your obligation not to disclose Confidential Information as set forth in detail in Section 4 above continues in full force and effect not only for the duration of your employment with the Company, but also upon and after your employment with the Company ceases. You hereby acknowledge and agree that due to your position with the Company and your knowledge of the Company's Confidential and Proprietary Information (as that term is defined in Section 4(b) above), your employment by or affiliation with certain entities, or your solicitation of the Company’s employees, customers, consultants, or vendors, would be detrimental to the Company.
(c)Non-Competition. You further hereby acknowledge and agree that the services rendered by you for the Company are special and unique and that a part of the consideration set forth in this Agreement is in exchange for your promises set forth in this Section 10. You hereby represent, warrant and confirm that, you have not and will not for the period of time during which you are receiving the Separation Benefits under this Agreement, directly or indirectly, become employed by, assist, consult to, advise in any manner or have any material interest in, any Competitive Entity, with which you would hold a role or position similar to any role or position you held with the Company, or for whom you would provide services similar to those you provided to the Company, during the twenty-four (24) months preceding the Separation Date or in which you would have responsibility for or access to confidential information similar or relevant to that which you had access to during the twenty-four (24) months preceding the Separation Date. A "Competitive Entity" shall mean any multiple system operator and any person, entity or business that competes with any of the Company’s cable television, video programming distribution, advertising, voice-over internet protocol, telephone, broadband, on-line data, content and wired or wireless data businesses, or mobile phone/data and MVNO business, as well as such other businesses as the Company engages in as of the Separation Date. Your agreement not to compete is limited to within 100 miles of the office(s), whether home or business, from which you reported, primarily worked or provided substantial services on behalf of the Company during the twenty- four (24) months preceding the Separation Date. Ownership of not more than one percent (1%) of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.
(d)Non-Solicitation. You agree not to solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, customer (from which the Company received payment or payment-in-kind), consultant or vendor of the Company to leave the employ of the Company or to cease or to reduce working for and/or doing business with the Company for one (1) year after the Separation Date.

You acknowledge that, in your role with the Company, you had access to documents and information regarding the Company’s customers, clients, services, methods of operation, sales, pricing, employees, and the specialized business needs of the Company’s customers and clients, which documents and information are highly confidential. You acknowledge that this information, as well as the Company’s relationships with its employees and customers, are among the Company’s most important assets and business interests, and due to the nature of your employment with the Company, you have been placed in a position to create, maintain, and build those relationships into an asset that is of significant value to the Company and for which you have been previously compensated. You recognize that because of this, and in exchange for the Separation Benefits, you agree to abide by the post-employment restrictions.
(e)Reasonableness of Restraints and Modification. You agree that you and the Company have attempted to limit your right to solicit and compete as applicable only to the extent permitted by applicable law and necessary to protect the Company from unfair competition. If a court of competent jurisdiction determines that the restrictions in this Section 10 are too long in duration or too broad in scope to be reasonable and enforceable, the court shall amend such a provision only so much as is necessary for the restrictions to be reasonable and enforceable.
11.Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation

(a)This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles except to the extent preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”).
(b)You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d)You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
12.Additional Provisions

(a)Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 4, 5, 6, 7, or 10 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy.

Accordingly,the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required. You hereby further acknowledge that all Separation Benefits in Section 2 of this Agreement are subject to forfeiture, recoupment, or clawback if you violate the Post-Employment Restrictions described in Section 10 above as reasonably determined by the Company in its sole discretion.
(b)Withholdings and Tax Consequences. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation. This Agreement, and the provision of payments hereunder, is intended to be exempt from Internal Revenue Code Section 409A both as a short term deferral and separation pay plan. The Company does not guarantee the tax treatment of any Agreement payments, including without limitation, under the Internal Revenue Code, federal, state or local laws. You agree that you have not relied on any advice from the Company, the Releasees, or their attorneys concerning the tax consequences of the payments made pursuant to this Agreement.
(c)Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(d)Indemnification. You hereby agree to indemnify and hold harmless each Releasee, against any and all damages or liabilities (including, without limitation, tax liabilities), expenses and costs that may arise out of or that are in any way related to a breach or failure to perform by you of any of the terms and provisions of this Agreement.
(e)Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning any separation benefits which may be due to you in connection with the termination of your employment on the Separation Date, and supersedes any and all prior agreements, discussions, understandings, promises and expectations with respect to the subject matter thereof. This Agreement may be modified only by a written instrument signed by you and by the Company.
(f)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.
(g)Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Section 2 above.
(h)Rehire. If you are rehired by the Company during the Separation Period, you agree that the Company’s obligations to provide the Separation Benefits to you in accordance with Section 2 will terminate as of the date of rehire, and you will waive any further rights to the Separation Benefits under this Agreement.
(i)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. The parties hereby acknowledge and agree that (i) the Separation Benefit due to you under Section 2 of this Agreement is payable or provided to you on account of your “separation from service” within the meaning of Section 409A; and (ii) each installment of the Separation Benefit payable to you under Section 2 of this Agreement is intended to be treated as a separate payment for purposes of Section 409A that is exempt from Section 409A, to the maximum extent possible, under the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) and/or the “window program” exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii). In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.
13.Acknowledgments and Waivers Including Express Waiver Under the ADEA

By signing below, you certify and acknowledge as follows:

(a)That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company or the separation of your employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;
(b)That you have signed this Agreement voluntarily and knowingly in exchange for the Separation Benefits described herein, which you acknowledge are adequate and satisfactory to you and which you acknowledge are in addition to any other benefits to which you are otherwise entitled;
(c)That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;
(d)That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;

(e)That the Company has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you;
(f)That if you choose to execute this Agreement before the expiration of the twenty- one (21) day period, you do so freely, voluntarily, and with full knowledge of your rights; and
(g)That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 9(a) above, and it shall not become effective until the expiration of such seven- (7) day Revocation Period.
(h)Employee acknowledges and agrees that this Agreement may be executed by electronic signature, including but not limited to signature by Adobe Sign™, which shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system. Employee hereby waives any objection to electronic signature. Employee understands and agrees that “electronic signature” includes, without limitation, electronically scanned and transmitted versions of a signature, including but not limited to PDF versions.
We wish you luck in your future endeavors.

Sincerely yours,

Colleen R. Schmidt
EVP, Human Resources

Date: December 31, 2021

Accepted and Agreed to:

Abdelhakim Boubazine

Date

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